                                                                   EXHIBIT 11.1

                            ADVANCED MAGNETICS, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                       1996         1995        1994
                                                       ----         ----        ----

       Weighted average number of shares
           issued and outstanding...............     6,762,748     6,730,315    6,690,500
       Assumed exercise of options reduced
       by the number of shares which could have
          been purchased with the proceeds of
          those options.....................                 --      140,524      104,191
       Assumed exercise of warrants reduced
       by the number of shares which could have
          been purchased with the proceeds of
          those warrants........................             --           --       11,834
                                                      ---------    ---------    ---------
       Weighted average number of common
          and equivalent shares.................      6,762,748*   6,870,839    6,806,525
                                                      ---------   ---------     ---------


* Due to the net loss for fiscal 1996, computation of per share earnings include only the weighted average number of shares issued and outstanding.